Exhibit 10.6

AGREEMENT

THIS AGREEMENT, dated as of March 29, 2004, is made by and between Inspire Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Joseph K. Schachle (the “Executive”).

WHEREAS, the Board considers it essential to the best interests of the Company to foster the continued employment of key management personnel; and

WHEREAS, the Board recognizes that, as is the case with many publicly held corporations, the possibility of a Change in Control exists and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company; and

WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control; and

WHEREAS, the Company and the Executive previously entered into an agreement effective as of the date first set forth above, regarding matters pertaining to a Change in Control; and

WHEREAS, subsequent to the date of such prior agreement, a new Section 409A has been added to the Code and the Board has given further consideration to matters relating to the possibility of a Change in Control; and

WHEREAS, the Company and the Executive hereby agree to amend and restate in its entirety such prior agreement relating to the possibility of a Change in Control;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive hereby agree as follows:

1. Defined Terms. The definitions of capitalized terms used in this Agreement are provided in the last Section hereof.

2. Term of Agreement. This Agreement shall be effective March 29, 2004 and shall continue in effect through March 29, 2005; provided, however, the term of this Agreement shall automatically be extended for one (1) additional year on each anniversary of the effective date of this Agreement unless, not later than September 29th of the prior year, the Company or the Executive shall have given notice not to extend this Agreement or a Change in Control shall have occurred prior to such September 29th date; and further provided, however, that if a Change in Control shall have occurred during the term of this Agreement, this Agreement shall continue in effect for a period of not less than twenty-four (24) months beyond the month in which such Change in Control occurred or such greater period as necessary to effectuate the rights of the Executive and the obligations of the Company hereunder.

3. Company’s Covenants Summarized. In order to induce the Executive to remain in the employ of the Company and in consideration of the Executive’s covenants set forth in Section 4 hereof, the Company agrees, under the conditions described herein, to pay the Executive the Severance Payments and the other payments and benefits described herein. Except as provided in Section 8 and Section 10.1 hereof, no amount or benefit shall be payable under this Agreement unless there shall have been (or, under the terms of the second sentence of Section 6.1 hereof, there shall be deemed to have been) a termination of the Executive’s employment with the Company following a Change in Control and during the term of this Agreement. This Agreement shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Executive and the Company, the Executive shall not have any right to be retained in the employ of the Company.

4. The Executive’s Covenants.

4.1. The Executive agrees that, subject to the terms and conditions of this Agreement, in the event of a Potential Change in Control during the term of this Agreement, the Executive will remain in the employ of the Company until the earliest of (i) a date which is six (6) months after the date of such Potential Change in Control, (ii) the date of a Change in Control, (iii) the date of termination by the Executive of the Executive’s employment for Good Reason or by reason of death or Disability, or (iv) the termination by the Company of the Executive’s employment for any reason.

4.2 The Executive further acknowledges and agrees that any covenant of non-competition, nonsolicitation or other restrictive covenant applicable to Executive under any employment or other agreement between the Company and the Executive shall continue to apply in accordance with its terms following the Date of Termination except that the term of the restricted period shall apply for the longer of twelve (12) months following the Date of Termination or the term set forth in such agreement.

5. Compensation Unrelated to Severance Payments.

5.1. Following a Change in Control and during the term of this Agreement, during any period that the Executive fails to perform the Executive’s full-time duties with the Company as a result of incapacity due to physical or mental illness, the Company shall pay the Executive’s full salary to the Executive at the rate in effect at the commencement of any such period, together with all compensation and benefits payable to the Executive under the terms of any compensation or benefit plan, program or arrangement maintained by the Company during such period, until the Executive’s employment is terminated by the Company for Disability.

5.2. If the Executive’s employment shall be terminated for any reason following a Change in Control and during the term of this Agreement, the Company shall pay the Executive’s full salary to the Executive through the Date of Termination at the rate in effect immediately prior to the Change in Control or at the time the Notice of Termination is given, whichever is greater, together with all compensation and benefits to which the Executive is entitled in respect of all periods preceding the Date of Termination under the terms of the Company’s compensation and benefit plans, programs or arrangements.

5.3. If the Executive’s employment shall be terminated for any reason following a Change in Control and during the term of this Agreement, the Company shall pay to the Executive the Executive’s normal post-termination compensation and benefits as such payments become due. Such post-termination compensation and benefits shall be determined under, and paid in accordance with, the Company’s retirement, insurance and other compensation or benefit plans, programs and arrangements as in effect immediately prior to the Change in Control or, if more favorable to the Executive, as in effect immediately prior to the Date of Termination.

6. Severance Payments.

6.1. The Company shall pay the Executive the payments described in this Section 6.1 (the “Severance Payments”) upon the termination of the Executive’s employment following a Change in Control and during the term of this Agreement (in addition to any payments and benefits to which the Executive is entitled under Section 5 and 8 hereof), unless such termination is (i) by the Company for Cause, (ii) by reason of death or Disability, or (iii) by the Executive without Good Reason. For purposes of this Agreement, the Executive’s employment shall be deemed to have been terminated by the Company without Cause or by the Executive with Good Reason following a Change in Control if (i) the Executive’s employment is terminated without Cause prior to a Change in Control which actually occurs during the term of this Agreement and such termination was at the request or direction of a Person who has entered into an agreement with the Company the consummation of which would constitute a Change in Control, (ii) the Executive terminates his employment with Good Reason prior to a Change in Control which actually occurs during the term of this Agreement and the circumstance or event which constitutes Good Reason occurs at the request or direction of such Person, (iii) the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason prior to a Change in Control and the Executive reasonably demonstrates that such termination is otherwise in connection with or in anticipation of a Change in Control which actually occurs during the term of this Agreement, or (iv) the Executive’s employment is terminated without Cause after a Potential Change in Control of the type described in paragraph (I) of the definition of “Potential Change in Control”.

(A) In lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination and in lieu of any severance benefit otherwise payable to the Executive, the Company shall pay to the Executive a lump sum severance payment, in cash, equal to two (2) times the sum of (i) the higher of the Executive’s annual base salary in effect immediately prior to the occurrence of the event or circumstance upon which the Notice of Termination is based or the Executive’s highest annual base salary in effect during the three (3) completed fiscal years immediately preceding the Change in Control (the “Change in Control Salary”), and (ii) the higher of the highest annual bonus earned by the Executive pursuant to any annual bonus or incentive plan maintained by the Company in respect of the three (3) completed fiscal years immediately preceding the year in which the Date of Termination occurs, the highest annual bonus so earned in respect of the three (3) completed fiscal years immediately preceding the year in which the Change in Control occurs, or the maximum of the bonus opportunity range for the Executive in effect immediately prior to the Date of Termination, or if higher, immediately prior to the first occurrence of the event or circumstance constituting Good Reason (the “Change in Control Bonus”).

(B) Notwithstanding any provision of any annual incentive plan to the contrary, the Company shall pay to the Executive a lump sum amount, in cash, equal to a pro rata portion to the Date of Termination of the value of the target incentive award under such plan for the then uncompleted period under such plan, calculated by multiplying the maximum of the bonus opportunity range for the Executive by the fraction obtained by dividing the number of full months and any fractional portion of a month during such performance award period through the Date of Termination by the total number of months contained in such performance award period.

(C) For the two (2) year period immediately following the Date of Termination, the Company shall arrange to provide the Executive (which includes the Executive’s eligible dependents for purposes of this paragraph (C)) with life, disability, accident and health insurance benefits substantially similar to those which the Executive was receiving immediately prior to the Notice of Termination (without giving effect to any amendment to such benefits made subsequent to the earlier of a Potential Change in Control or a Change in Control

which amendment adversely affects in any manner the Executive’s entitlement to or the amount of such benefits); provided, however, that, unless the Executive consents to a different method, such health insurance benefits shall be provided through a third-party insurer. Benefits otherwise receivable by the Executive pursuant to this Section 6.1(C) shall be reduced to the extent comparable benefits (including continued coverage for any preexisting medical condition of any person covered by the benefits provided to the Executive and his eligible dependents immediately prior to the Notice of Termination) are actually received by or made available to the Executive by a subsequent employer without cost during the two (2) year period following the Executive’s Date of Termination (and any such benefits actually received by or made available to the Executive shall be reported to the Company by the Executive). The applicable benefit continuation period for the Executive and the Executive’s qualifying dependents under the Consolidated Omnibus Budget Reconciliation Act of 1984, as amended (“COBRA”), shall commence at the expiration of the period of continued benefits referenced above in this Section 6.1(C).

(D) Following a Change in Control, the Company shall provide the Executive with outplacement services suitable to the Executive’s position for a period of one (1) year commencing on the date the Executive first uses such outplacement services; provided, however, such first use must occur during the two (2) year period following the Executive’s Date of Termination.

6.2. (A) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to the excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed on the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(B) Subject to the provisions of Section 6.2(C), all determinations required to be made under this Section 6.2, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by a nationally recognized accounting firm designated by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days after there has been a Payment, or such earlier time as requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 6, shall be paid by the Company to the Executive within five (5) days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 6.2(C) and the Executive thereafter is required to make a payment of any Excise Tax, the

Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

(C) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which it gives such notice to the Company (or such shorter period ending on the date any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i) give the Company any information reasonably requested by the Company relating to such claim;

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(iii) cooperate with the Company in good faith in order effectively to contest such claim; and

(iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 6.2(C), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(D) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 6.2(C), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 6.2(C)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 6.2(C), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

6.3. The payments provided for in subsections (A), (B) and (C) of Section 6.1 hereof shall be made not later than the thirtieth (30th) day following the Date of Termination unless payable at a later date at the election of the Executive in accordance with Section 17 hereof; provided, however, that if the amounts of such payments cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Executive of the minimum amount of such payments to which the Executive is clearly entitled and shall pay the remainder of such payments (together with interest at one hundred twenty percent (120%) of the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the sixtieth (60th) day after the Date of Termination; provided, however, that in the event the Executive becomes entitled to Severance Payments pursuant to the second sentence of Section 6.1 (except for a termination occurring with respect to clause (iv) of such sentence, which shall be paid as set forth above) such payments shall be due and payable within thirty (30) days following the actual Change in Control that triggered the Severance Payments unless payable at a later date at the election of the Executive in accordance with Section 17 hereof. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth (5th) business day after demand by the Company (together with interest at one hundred twenty percent (120%) of the rate provided in Section 1274(b)(2)(B) of the Code). In the event the Company should fail to pay when due the amounts described in subsections (A), (B) and (C) of Section 6.1 hereof, the Executive shall also be entitled to receive from the Company an amount representing interest on any unpaid or untimely paid amounts from the due date, as determined under this Section 6.3 (without regard to any extension of the Date of Termination pursuant to Section 7.3 hereof), to the date of payment at a rate equal to one hundred twenty (120%) of the rate provided in Section 1274(b)(2)(B) of the Code.

6.4. The Company also shall pay to the Executive all legal fees and expenses incurred by the Executive in disputing in good faith any issue hereunder relating to the termination of the Executive’s employment, in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided hereunder. Such payments shall be made within five (5) business days after delivery of the Executive’s written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require.

7. Termination Procedures and Compensation During Dispute.

7.1. Notice of Termination. After a Potential Change in Control or, if there is no Potential Change in Control, after a Change in Control and during the term of this Agreement, any purported termination of the Executive’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 11 hereof. For purposes of this Agreement, a “Notice of

Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. Further, a Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board) finding that, in the good-faith opinion of the Board, the Executive was guilty of conduct set forth in clause (i) or (ii) of the definition of Cause herein, and specifying the particulars thereof in detail.

7.2. Date of Termination. “Date of Termination,” with respect to any purported termination of the Executive’s employment after a Change in Control and during the term of this Agreement, shall mean (i) if the Executive’s employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of the Executive’s duties during such thirty (30) day period), and (ii) if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by the Company, shall not be less than thirty (30) days (except in the case of a termination for Cause) and, in the case of a termination by the Executive, shall not be less than fifteen (15) days nor more than sixty (60) days, respectively, from the date such Notice of Termination is given).

7.3. Dispute Concerning Termination. If within fifteen (15) days after any Notice of Termination is given, or, if later, prior to the Date of Termination (as determined without regard to this Section 7.3), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be extended until the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); provided, however, that the Date of Termination shall be extended by a notice of dispute given by the Executive only if such notice is given in good faith and the Executive pursues the resolution of such dispute with reasonable diligence.

7.4. Compensation During Dispute. If a purported termination occurs following a Change in Control and during the term of this Agreement and the Date of Termination is extended in accordance with Section 7.3 hereof, the Company shall continue to pay the Executive the full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, salary) and continue the Executive as a participant in all compensation, benefit and insurance plans in which the Executive was participating when the notice giving rise to the dispute was given, until the Date of Termination, as determined in accordance with Section 7.3 hereof. Amounts paid under this Section 7.4 are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

8. Acceleration of Certain Stock-Based Benefits.

(A) All unvested options with respect to the Company’s stock held by the Executive shall vest and become immediately exercisable immediately prior to the occurrence of a Change in Control and will be exercisable for a period ending on the later of (i) the fifth (5th) anniversary of such Change in Control or (ii) the last date that such option would otherwise be exercisable under the terms of the option agreement or the plan pursuant to which such option was granted; provided, that in no event shall any option be exercisable after the expiration of the original term of the option.

(B) Upon the occurrence of a Change in Control, all unearned performance-based awards held by the Executive under the Company’s Stock Plan shall be deemed to have been earned to the maximum extent permitted under the Stock Plan for any performance period not then completed and all unvested stock awards shall immediately vest and the restrictions on all shares subject to restriction shall lapse.

(C) In the event that this Section 8 is determined for any reason to be inconsistent with the terms of any plan pursuant to which such stock options, performance restricted shares and restricted stock awards were issued, the terms of this Agreement shall supersede the terms of such plan.

9. No Mitigation. The Company agrees that, if the Executive’s employment with the Company terminates during the term of this Agreement, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to Section 6 hereof or Section 7.4 hereof. Further, the amount of any payment or benefit provided for in this Agreement (other than Section 6.1(C) hereof) shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

10. Successors; Binding Agreement.

10.1. In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive were to terminate the Executive’s employment for Good Reason after a Change in Control, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

10.2. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.

11. Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed, if to the Executive, to the address shown for the Executive in the personnel records of the Company and, if to the Company, to the address set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

To the Company:

Inspire Pharmaceuticals, Inc.

4222 Emperor Boulevard, Suite 200

Durham, North Carolina 27703

Attention: Ms. Mary Bennett, Executive Vice President

With a copy to:

Inspire Pharmaceuticals, Inc.

4222 Emperor Boulevard, Suite 200

Durham, North Carolina 27703

Attention: General Counsel

12. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or of any lack of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement supersedes any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof which have been made by either party. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of North Carolina. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed. The obligations of the Company and the Executive under Sections 6 and 7 hereof shall survive the expiration of the term of this Agreement. If the Executive elects not to enter into this Agreement, the Executive will continue to be eligible for change in control benefits, if any, provided under the Company’s existing employee benefit plans. The Company agrees that it will not argue in any form for any purpose that this Agreement constitutes an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

13. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

15. Settlement of Disputes; Arbitration. All claims by the Executive for benefits under this Agreement shall be directed in writing to and determined by the Committee (as defined below), which shall give full consideration to the evidentiary standards set forth in this Agreement. Any denial by the Committee of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Committee shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim and shall further allow the Executive to appeal to the Committee a decision of the Committee within sixty (60) days after notification by the Committee that the Executive’s claim has been denied. Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in the Raleigh/Durham, North Carolina metropolitan area in accordance with the rules of the American Arbitration Association then in effect; provided, however, that the evidentiary standards set forth in this Agreement shall apply. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Notwithstanding any provision of this Agreement to the contrary, the Executive shall be entitled to seek specific performance of the Executive’s right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

16. Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated below:

(A) “Accounting Firm” shall have the meaning stated in Section 6.2(B) hereof.

(B) “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

(C) “Board” shall mean the Board of Directors of the Company or a committee of the Board of Directors, including the Compensation Committee of the Board of Directors of the Company.

(D) “Cause” for termination by the Company of the Executive’s employment shall mean (i) the deliberate and continued failure by the Executive to devote substantially all the Executive’s business time and best efforts to the performance of the Executive’s duties after a demand for substantial performance is delivered to the Executive by the Board which specifically identifies the manner in which the Executive has not substantially performed such duties; (ii) the deliberate engaging by the Executive in gross misconduct which is demonstrably and materially injurious to the Company, monetarily or otherwise, including but not limited to fraud or embezzlement by the Executive; or (iii) the Executive’s conviction (or entering into a plea bargain admitting guilt) of any felony. For the purposes of this Agreement, no act, or failure to act, on the part of the Executive shall be considered “deliberate” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that such action or omission was in the best interests of the Company. In the event of a dispute concerning the application of this provision, no claim by the Company that Cause exists shall be given effect unless the Company establishes to the Committee by clear and convincing evidence that Cause exists.

(E) “Change in Control” shall mean the determination (which may be made effective as of a particular date specified by the Board of Directors of the Company) by the Board of Directors of the Company, made by a majority vote that a change in control has occurred, or is about to occur. Such a change shall not include, however, a restructuring, reorganization, merger or other change in capitalization in which the Persons who own an interest in the Company on the date hereof (the “Current Owners”) (or any individual or entity which receives from a Current Owner an interest in the Company through will or the laws of descent and distribution) maintain more than a fifty percent (50%) interest in the resultant entity. Regardless of the Board’s vote or whether or not the Board votes, a Change in Control will be deemed to have occurred as of the first day any one (1) or more of the following subparagraphs shall have been satisfied:

(i) Any Person (other than the Person in control of the Company as of the effective date of this Agreement, or other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or a company owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than thirty-five percent (35%) of the combined voting power of the Company’s then outstanding securities; or

(ii) The stockholders of the Company approve:

(A) A plan of complete liquidation of the Company;

(B) An agreement for the sale or disposition of all or substantially all of the Company’s assets; or

(C) A merger, consolidation or reorganization of the Company with or involving any other company, other than a merger, consolidation or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation or reorganization.

However, in no event shall a Change in Control be deemed to have occurred, with respect to the Executive, if the Executive is part of a purchasing group which consummates the Change in Control transaction. The Executive shall be deemed “part of the purchasing group” for purposes of the preceding sentence if the Executive is an equity participant or has agreed to become an equity participant in the purchasing company or group (except for (i) passive ownership of less than five percent (5%) of the voting securities of the purchasing company; or (ii) ownership of equity participation in the purchasing company or group which is otherwise deemed not to be significant, as determined prior to the Change in Control by a majority of the non-employee continuing Directors of the Board of Directors of the Company).

(F) “Change in Control Salary” shall have the meaning stated in Section 6.1 hereof.

(G) “Change in Control Bonus” shall have the meaning stated in Section 6.1 hereof.

(H) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(I) “Committee” shall mean (i) the individuals (not fewer than three (3) in number) who, on the date six (6) months before a Change in Control or, in the event of a Potential Change in Control, on the date one (1) month before a Potential Change in Control, constitute the Compensation Committee of the Board, plus (ii) in the event that fewer than three (3) individuals are available from the group specified in clause (i) above for any reason, such individuals as may be appointed by the individual or individuals so available (including for this purpose any individual or individuals previously so appointed under this clause (ii)).

(J) “Company” shall mean Inspire Pharmaceuticals, Inc. and, except in determining under Section 16(E) hereof whether or not any Change in Control of the Company has occurred, shall include its subsidiaries and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(K) “Date of Termination” shall have the meaning stated in Section 7.2 hereof.

(L) “Disability” shall be deemed the reason for the termination by the Company of the Executive’s employment, if, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of the Executive’s duties with the Company for a period of six (6) consecutive months, the Company shall have given the Executive a Notice of Termination for Disability, and, within thirty (30) days after such Notice of Termination is given, the Executive shall not have returned to the full-time performance of the Executive’s duties.

(M) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(N) “Excise Tax” shall have the meaning stated in Section 6.2(A) hereof.

(O) “Executive” shall mean the individual named in the first paragraph of this Agreement.

(P) “Good Reason” for termination by the Executive of the Executive’s employment shall mean the occurrence (without the Executive’s express written consent specifically referencing this Agreement) after any Change in Control, or prior to a Change in Control under the circumstances described in clauses (ii) or (iii) of the second sentence of Section 6.1 hereof (treating all references in paragraphs (I) through (VII) below to a “Change in Control” as references to a “Potential Change in Control”), of any one of the following acts by the Company, or failures by the Company to act, unless, in the case of any act or failure to act described in paragraph (V), (VI) or (VII) below, such act or failure to act is corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

(I) the assignment to the Executive of any duties inconsistent with the Executive’s status as an executive officer of the Company or a substantial adverse alteration in the nature or status of the Executive’s responsibilities from those in effect immediately prior to the Change in Control;

(II) a reduction by the Company in the Executive’s annual base salary as in effect on the date hereof or as the same may be increased from time to time except for (i) across-the-board salary reductions similarly affecting all salaried employees of the Company or (ii) across-the-board salary reductions similarly affecting all senior executive officers of the Company and all senior executives of any Person in control of the Company;

(III) the relocation of the Executive’s principal place of employment to a location more than fifty (50) miles from the Executive’s principal place of employment immediately prior to the Change in Control (unless such relocation is closer to the Executive’s principal residence) or the Company’s requiring the Executive to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company’s business to an extent substantially consistent with the Executive’s present business travel obligations;

(IV) the failure by the Company, to pay to the Executive any portion of the Executive’s current compensation or to pay to the Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven (7) days of the date such compensation is due;

(V) the failure by the Company to continue in effect any compensation plan in which the Executive participates immediately prior to the Change in Control which is material to the Executive’s total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Executive’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount or timing of payment of benefits provided and the level of the Executive’s participation relative to other participants, as existed immediately prior to the Change in Control;

(VI) the failure by the Company to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of the Company’s savings, life insurance, medical, health and accident, or disability plans in which the Executive was participating immediately prior to the Change in Control, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of the Change in Control, or the failure by the Company to provide the Executive with the number of paid vacation days to which the Executive is entitled on the basis of the higher of the agreed upon vacation days set forth in the terms and conditions of the Executive’s employment with the Company or the Executive’s years of service with the Company in accordance with the Company’s normal vacation policy in effect at the time of the Change in Control;

(VII) any purported termination of the Executive’s employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 7.1 hereof; for purposes of this Agreement, no such purported termination shall be effective; or

(VIII) if the Executive was subject to Section 16 of the Exchange Act immediately prior to a Change in Control, any change in the Executive’s employment causing him or her to no longer be subject to Section 16 of the Exchange Act.

Notwithstanding anything herein to the contrary, any voluntary resignation by the Executive within the first (1st) month following the first (1st) anniversary of a Change in Control shall be deemed to be for Good Reason.

(Q) “Gross-Up Payment” shall have the meaning stated in Section 6.2(A) hereof.

(R) “Notice of Termination” shall have the meaning stated in Section 7.1 hereof.

(S) “Payment” shall have the meaning stated in Section 6.2(A) hereof.

(T) “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, or (v) an entity or entities which are eligible to file and have filed a Schedule 13G under Rule 13d-l(b) of the Exchange Act, which Schedule indicates beneficial ownership of fifteen percent (15%) or more of the outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities.

(U) “Potential Change in Control” shall be deemed to have occurred if the event set forth in any one of the following clauses shall have occurred: (I) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control; (II) the Company or any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control; or (III) any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing twenty percent (20%) or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates).

(V) “Severance Payments” shall mean those payments described in Section 6.1 hereof.

(W) “Stock Plan” shall mean the Company’s 1995 Amended and Restated Stock Plan, as amended, as the same may be further amended from time to time, any successor plan to such plan and any additional equity incentive plan adopted by the Company.

(X) “Underpayment” shall have the meaning stated in Section 6.2(B) hereof.

17. Section 409A Compliance. In the event that any severance and other payments become payable under this Agreement in 2005 and the Executive is a key employee (as defined in Section 409A of the Code), the Executive may, at his or her discretion, require the Company to amend this Agreement on or before December 31, 2005 to provide that the Executive will receive such payment six (6) months and one (1) day following his or her termination of employment. If, however, the Executive does not require the Company to do so, then the Company shall pay to the Executive an amount equal to the excise tax that becomes due and owing under Section 409A of the Code with respect to any amounts payable under this Agreement plus an amount equal to the federal and state income tax payable thereon. In the event that any severance and other payments would become payable to the Executive in 2006 or thereafter and the Executive is a key employee (as defined in Section 409A of the Code), such payments shall be made six (6) months and one (1) day after such key employee’s termination date.

18. Termination of Prior Agreement. The prior Agreement dated as of March 29, 2004 by and between the Company and the Executive, which was executed on August 12, 2004, is hereby terminated in its entirety.

SIGNATURE PAGE FOLLOWS

INSPIRE PHARMACEUTICALS, INC.

By:	/s/ Christy L. Shaffer
Name:	Christy L. Shaffer
Title:	Chief Executive Officer

/s/ Joseph K. Schachle
Joseph K. Schachle

Executed on January 31, 2005